Free Writing Prospectus pursuant to Rule 433 dated July 18, 2025 / Registration Statement No. 333-284538 STRUCTURED INVESTMENTS Opportunities in Commodities GS Finance Corp.

Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026

Principal at Risk Securities

The Enhanced Trigger Jump Securities do not bear interest and are unsecured securities issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated July 18, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS		Enhanced Trigger Jump Security Payoff Diagram*
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.

Underlier Performance
Security Performance
Hypothetical Payment at Maturity as % of Stated Principal Amount
150%
113.30%
100%
50%
0%
0%
50%
75%
100%
150%
Hypothetical Final Underlier Level as % of Initial Underlier Level

Underlier:

the first or second nearby West Texas Intermediate (WTI) light sweet crude oil futures contract as traded on the New York Mercantile Exchange (NYMEX) (Bloomberg symbol, “CL1 <Cmdty>” or “CL2 <Cmdty>”, respectively) (WTI crude oil futures contract)

Pricing date:	expected to price on or about July 25, 2025
Original issue date:	expected to be July 30, 2025
Valuation date:	expected to be October 30, 2026
Stated maturity date:	expected to be November 4, 2026
Payment at maturity (for each $1,000 stated principal amount of your securities):
•
if the final underlier price is greater than or equal to the downside threshold price, $1,000 + the upside payment (in no event will the payment at maturity exceed $1,000 plus the upside payment); or
•
if the final underlier price is less than the downside threshold price, $1,000 × the underlier performance factor
This amount will be less than the stated principal amount of $1,000, will represent a loss of more than 25.00% and could be zero.

Upside payment (set on the pricing date):	at least $133.00 per security (at least 13.30% of the stated principal amount)	Hypothetical Final Underlier Price (as Percentage of Initial Underlier Price)	Hypothetical Payment at Maturity* (as Percentage of Stated Principal Amount)
Initial underlier price:	the closing price of the underlier on the pricing date	200.000%	113.300%
Final underlier price:	the closing price of the underlier on the valuation date	150.000%	113.300%
Downside threshold price:	75.00% of the initial underlier price	125.000%	113.300%
		113.300%	113.300%
Underlier performance factor:	final underlier price / initial underlier price	110.000%	113.300%
		105.000%	113.300%
Closing price:	on any day, the official U.S.dollar settlement price quoted by NYMEX of the first nearby WTI crude oil futures contract, provided that if such day falls on or after the last trading day during which trading may take place for the first nearby WTI crude oil futures contract, as determined by the calculation agent, the settlement price for the WTI crude oil futures contract used to calculate the closing price of the underlier on such day will be the price of the second nearby WTI crude oil futures contract on such day as determined by the calculation agent	100.000%	113.300%
		95.000%	113.300%
		85.000%	113.300%
		75.000%	113.300%
		74.999%	74.999%
		60.000%	60.000%
		50.000%	50.000%
		25.000%	25.000%
		0.000%	0.000%
		* assumes an upside payment of $133.00 per security.
CUSIP / ISIN:	40058JQ32 / US40058JQ320
Estimated value range:	$890 to $950 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier (including historical closing prices of the underlier), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities on the stated maturity date is based on the performance of the settlement price of the first or second nearby West Texas Intermediate (WTI) light sweet crude oil futures contract (which we refer to as the “underlier”) as measured from the pricing date to and including the valuation date.

If the final underlier price is greater than or equal to the downside threshold price of 75.00% of the initial underlier price (set on the pricing date), the return on your securities will be positive and equal to at least 13.30% (set on the pricing date). However, if the final underlier price is less than the downside threshold price, you will lose all or a significant portion of your investment.

The securities are for investors who seek the potential to earn a fixed return of at least 13.30% if the final underlier price is greater than or equal to the downside threshold price, are willing to forgo interest payments and returns above the upside payment and are willing to risk losing their entire investment if the final underlier price is less than the downside threshold price.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, commodity terms supplement no. 17,742 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, commodity terms supplement no. 17,742 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, commodity terms supplement no. 17,742 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated July 18, 2025
•
Commodity terms supplement no. 17,742 dated February 14, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier (including historical closing prices of the underlier), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying commodity terms supplement no. 17,742, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying commodity terms supplement no. 17,742, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Your Securities Do Not Bear Interest
▪
You May Lose Your Entire Investment in the Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Potential for the Value of Your Securities to Increase Will Be Limited
▪
The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlier
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Amount Payable on Your Securities Is Not Linked to the Price of the Underlier at Any Time Other than the Valuation Date
▪
You Will Not Have Any Rights Against the Publishers of the Price of the Underlier
▪
There Are Risks Associated with a Concentrated Investment in a Single Commodity
▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪
Your Securities May Not Have an Active Trading Market
▪
If the Price of the Underlier Changes, the Market Value of Your Securities May Not Change in the Same Manner
▪
You Have No Rights with Respect to the Underlier or the Commodity Underlying the Underlier or Rights to Receive the Underlier or Commodity
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities
▪
Goldman Sachs’ Trading and Investment Activities for Its Own Account or for its Clients, Could Negatively Impact Investors in the Securities
▪
Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Underlier

▪
There Are Risks Associated with an Investment Linked to the Prices of Commodities Generally
▪
Commodity Prices as Well as the Underlier May Change Unpredictably, Affecting the Value of Your Securities in Unforeseeable Ways
▪
The WTI Crude Oil Futures Contract May Continue to Be Volatile and May Be Affected by Factors Specific to Its Market, Which May Have an Adverse Effect on the Market Value of Your Securities
▪
There Are Specific Risks Associated with WTI Crude Oil and the WTI Crude Oil Futures Contract

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier (including historical closing prices of the underlier), the terms of the securities and certain risks.

▪
Your Securities Are Linked to a Futures Contract and Not to the Spot Price of WTI Crude Oil
▪
If the First Nearby Futures Contract Is Used to Calculate the Closing Price of the Underlier, Such Closing Price May Be More Volatile Than if Another Nearby Futures Contract Had Been Used
▪
If the Second Nearby Futures Contract Is Used on the Valuation Date, Any Downward Trend In WTI Crude Oil May Be Amplified Relative to the First Nearby Futures Contract

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying commodity terms supplement no. 17,742:

Risk Overview

▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪
Past Performance Is No Guide to Future Performance
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Non-Trading Day Occurs and Can Postpone the Determination Date, Averaging Date, Call Observation Date, Coupon Observation Date or Measurement Period Observation Date If a Market Disruption Event Occurs or Is Continuing
▪
Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes
▪
Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities and Futures Contracts, Which Could Adversely Affect Your Notes
▪
Information on the Underlier or Underliers May Not Be Readily Available
▪
Suspensions or Disruptions of Market Trading in the Underlier, Underliers or Underlier Commodities May Adversely Affect the Value of Your Notes
▪
Commodity Markets May Be Subject to Limit Prices
▪
The Underlier May Include, or May in the Future Include, Contracts That Are Not Traded on Regulated Futures Exchanges

Additional Risks Relating to Commodity Futures Contracts

▪
Your Notes Are Not Regulated by the Commodity Futures Trading Commission
▪
A Difference in the Future Prices of Commodities Relative to Their Current Prices May Lead to a Decrease in the Return on Your Notes
▪
Commodity Futures Contracts Are Not Assets with Intrinsic Value
▪
“Backwardation” or “Contango” in the Market Prices of the Commodities Contracts May Affect the Value of an Underlier
▪
Your Notes May Not Benefit From a Positive Roll Yield
▪
Economic or Political Events or Crises Could Result in Large-Scale Purchases or Sales of the Underlier, Which Could Affect the Price of Such Underlier and May Adversely Affect the Value of an Investment in the Notes

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier (including historical closing prices of the underlier), the terms of the securities and certain risks.

▪
Substantial Sales of the Underlier by Governments or Public Sector Entities Could Result in Price Decreases, Which Would Adversely Affect the Value of an Investment in the Notes

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier (including historical closing prices of the underlier), the terms of the securities and certain risks.